EXPERIAN AFFILIATE SERVICES AGREEMENT
                                (LEASE EXPANSION)

       April 28, 2000                                 April 27, 2010
----------------------------                   ---------------------------
      (Effective Date)                               (Expiration Date)


           This Experian Affiliate Services Agreement (the "Agreement") is made and entered into effective as of the date set forth above (the "Effective Date") by and between Experian Information Solutions, Inc., an Ohio corporation acting through its Information Solutions Division and having a place of business at 505 City Parkway West, Orange, California 92868 ("Experian") and Factual Data, a(n) Colorado corporation having a place of business at 5200 Hahns Peak Drive, Loveland, Colorado 80538 ("Affiliate").

                                     RECITAL

           Experian desires to provide and Affiliate desires to receive certain credit reporting services on the terms and conditions set forth herein.

           NOW, THEREFORE, in consideration of the mutual premises and covenants set forth herein, and intending to be legally bound, the parties hereby agree as follows:

                                    SECTION 1

                                   DEFINITIONS

           The following definitions of certain words and phrases used in this Agreement apply whenever they are used with initial capitalization. Additional definitions used in this Agreement are set forth in Section 5.

     1.1  Additional  Services.  As  defined in  Section  3.7 of the  Agreement.

     1.2  Affiliate.  As  defined  in the  first  paragraph  of this  Agreement.

     1.3 Affiliate Leased Data Base. All credit information and records stored in the Experian System, no matter how or by whom collected, associated with consumers having current addresses within the Affiliate's Leased Zip Code Area.

     1.4 Affiliate Leased Zip Code Area. The geographic area defined by those United States Postal Service Zip Codes set forth in Exhibit C, plus any additional Zip Code Areas designated by the United States Postal Service within such geographic area.

     1.5 Affiliate Subscribers. Credit grantors and other customers of Affiliate to whom consumer credit or other information from the Experian System is furnished by Affiliate.

     1.6 Ancillary Services. Those services provided by Experian which are identified as ancillary services on Exhibit A hereto, as such may be amended from time to time by Experian.

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     1.7 Cross  Access  Charge.  Fees paid by  Experian or  Affiliate  for sales relating to inquiries on consumers having current addresses within the Zip Code Area of the other, including but not limited to the following:

          1.7.1 Standard Cross Access Charge. The separate fee to be paid by Experian or Affiliate respectively for sales directly to end-users when an Experian Subscriber inquires regarding a consumer having a current address within Affiliate's Zip Code Area or when an Affiliate Subscriber inquires regarding a consumer having a current address within Experian's Zip Code Area.

          1.7.2 Reseller Cross Access Charge. The separate fee to be paid by Experian or Affiliate respectively for sales through resellers when an Experian Subscriber inquires regarding a consumer having a current address within Affiliate's Zip Code Area or when an Affiliate Subscriber inquires regarding a consumer having a current address within Experian's Zip Code Area, and other cross access charges determined in accordance with Experian policy and applicable to Other Experian Affiliates generally.

          1.7.3 Consumer Direct Cross Access Charge. The separate fee to be paid by Experian or Affiliate respectively for sales directly to individual consumers of that consumer's own credit report when that consumer has a current address within Affiliate's Zip Code Area or when that consumer has a current address within Experian's Zip Code Area.

     1.8 Direct Marketing Services. Direct Marketing Services are those non credit, direct marketing services identified as such on Exhibit A. Such services may be added, deleted or changed from time to time by Experian's Marketing Solutions Division (as the same may exist from time to time).

     1.9 Effective Date. The date identified above as the effective date of this Agreement.

     1.10 Experian. The Information Solutions Division of Experian Information Solutions, Inc.

     1.11 Experian Data Base. All consumer credit information and records stored in the Experian System, no matter how or by whom collected, associated with consumers having current addresses within Experian's Zip Code Area.

     1.12 Experian Network. Data lines, data adapters, and other related equipment (including the personnel needed to operate the same) operated by or for Experian or by an independent third party to provide communication between Affiliate and Experian's computer center. The Experian Network does not include local or long distance lines to be used by Subscribers to gain access to the Experian Network.

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     1.13 Experian Subscribers.  Credit grantors and other customers of Experian to whom consumer credit or other information from the Experian System is furnished by Experian, including without limitation National Accounts.

     1.14 Experian System. The computerized consumer credit reporting system owned, maintained and operated by Experian. The Experian System does not include any other computerized systems operated by Experian such as the systems used to create Direct Marketing Services, business credit reports, business marketing services and real property reports.

     1.15 Experian's Zip Code Area. At any relevant time, all geographic areas except (i) the Affiliate Leased Zip Code Area and (ii) the zip code areas of Other Experian Affiliates (except to the extent of Experian's ownership interest in leased affiliate areas).

     1.16 Initial Term. As defined in Section 2 of the Agreement.

     1.17 Inquiry Response. Each response by the Experian System in the form of a basic Experian consumer credit profile report, whether transmitted by teleprinter, central processing unit or otherwise, to a request for consumer credit information by Affiliate or an Affiliate Subscriber including (i) a record located by the Experian System in the Affiliate Leased Data Base, the Experian Data Base or an Other Experian Affiliate data base on the Experian System; or (ii) a response that no record could be located by the Experian System. Each Inquiry Response shall be in a format comparable to that used by Experian in furnishing credit information to its own Subscribers.

     1.18 Key Accounts Program. The program regarding sales and pricing of Services by Affiliate to certain qualifying Subscribers as defined pursuant to Experian's written policy from time to time setting forth such program.

     1.19  National  Accounts.  As  defined in  Section  18.1 of the  Agreement.

     1.20 Other Experian Affiliate. Any credit bureau which, at any relevant time: (a) has in effect an agreement with Experian to use and pay fees in connection with services provided through the Experian System; and (b) has data stored on the Experian System (whether owned by such credit bureau, Experian or both) and is generally authorized to market and sell consumer credit information obtained through the Experian System.

     1.21 Other Experian Affiliate Subscribers. Customers of Other Experian Affiliates.

     1.22 Renewal Term. As defined in Section 2 of the Agreement.

     1.23 Services. The Inquiry Responses, Ancillary Services and Additional Services Experian provides to Affiliate as identified on Exhibit A hereto, as such may be amended from time to time by Experian. Services do not include Direct Marketing Services, which are addressed in Section 3.8 of this Agreement.

     1.24  Subscribers.   Affiliate   Subscribers,   Experian   Subscribers  and
subscribers of Other Experian Affiliates.


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     1.25 Term. As defined in Section 2 of the Agreement.


                                    SECTION 2
                                TERM OF AGREEMENT

     2.1 Term. Subject to early termination as set forth in this Agreement, the term of this Agreement (the "Term") is the period consisting of the Initial Term and, if this Agreement is renewed, any Renewal Term(s).

     2.2 Initial Term. The initial term of this Agreement (the "Initial Term") shall commence on the Effective Date and continue until 11:59 p.m., Pacific time, on the Expiration Date noted at the top of the first page of this Agreement.

     2.3 Renewal Term. Unless one of the parties delivers to the other written notice of such party's intent not to renew this Agreement no later than six (6) months prior to the expiration of the Initial Term, this Agreement will renew automatically and without further action by either party for an additional one
(1) year period (a "Renewal Term"). Thereafter, this Agreement will continue to renew automatically for additional one (1) year periods (each a "Renewal Term") unless and until either party delivers to the other a written nonrenewal notice no later than six (6) months prior to the expiration of such Renewal Term.


                                    SECTION 3
                            EXPERIAN RESPONSIBILITIES

     3.1 Lease and Assignment.

          3.1.1 Lease. In consideration of the payment of the Revenue Transfer Fee payable in monthly installments as set forth in Item 1 of Exhibit B ("Revenue Transfer Fee") during the first five years of the Term, and in consideration of the promises of Affiliate contained herein, Experian grants Affiliate the nonexclusive right to use, during the Term, the Affiliate Leased Data Base on the terms and conditions set forth herein. AFFILIATE HAS SUBSTANTIAL KNOWLEDGE OF THE OPERATIONS OF EXPERIAN AND IN MAKING THE PAYMENT SPECIFIED HEREIN, RELIES ON ITS KNOWLEDGE OF THE CREDIT REPORTING BUSINESS IN THE AFFILIATE LEASED ZIP CODE AREA AND NO REPRESENTATIONS OR WARRANTIES WITH RESPECT THERETO ARE MADE BY EXPERIAN OR RELIED ON BY AFFILIATE.

          3.1.2 Assignment. Experian hereby assigns to Affiliate all of the rights and obligations under the subscriber agreements of customers located in the Affiliate Leased Zip Code Area having subscriber numbers with preambles of TCOX, TSPX, and TBDX except those agreements relating to National Accounts and Resellers. Affiliate hereby accepts such assignment, and will perform all of the duties under such subscriber agreements as if it were Experian. Affiliate may not lease or sublease any part or interest in the Affiliate Leased Data Base to any third party. Affiliate is granted the right to contact Advantage Credit Network (an Equifax affiliate) to obtain a subscriber agreement using the appropriate Reseller preamble. Affiliate is granted the right to contact American Fair Credit Association to obtain a subscriber agreement. This subscriber will be exempt from National Account status as specified in Section 18.1 unless subscriber is acquired by another National Account subscriber.


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          3.1.3 Revenue Transfer Fee Adjustment and Rebate. The Revenue Transfer
     Fee will be proportionately reduced with respect to any customer of Affiliate as of the Effective Date that becomes and remains a National Account during the Term, based on the volume of such customer as of the Effective Date. Any such reduction shall be reversed with respect to any customer that then ceases to be a National Account. Affiliate may earn rebates of the Revenue Transfer Fee in accordance with this Section 3.1.3. For the first two years of the Term of this Agreement, Affiliate shall pay the Revenue Transfer Fee without reduction. Subject to the limitations stated in this Section 3.1.3, beginning with the third year of the Term of this Agreement, Affiliate may earn a rebate as follows: (A) one percent (1%) of the Revenue Transfer Fee for every two percentage points of growth in Inquiry Responses over the base existing Inquiry Response volume stated in Item 8 of Exhibit B (the "Base Inquiry Response Volume"), and (B) one percent (1%) of the Revenue Transfer Fee for each additional 250,000 trade lines contributed to the Affiliate Leased Data Base after the Effective Date by Subscribers (or a distinct division of a Subscriber) that were not data contributors as of the Effective Date (the "Trade Line Rebate"). The maximum rebate is limited to 10% of the Revenue Transfer Fee in the third year of the Agreement, 15% in the fourth year of the Agreement and 25% in the fifth year of the Agreement, and the Trade Line Rebate may constitute no more than one-fifth of the total maximum rebate. The rebate will be credited to Affiliate beginning within ninety (90) days of the end of the applicable year. By way of example, if the existing Inquiry Response volume with respect to consumers with addresses in the Affiliate Leased Zip Code Area for the year preceding the Effective Date was 100,000, Affiliate would achieve the maximum rebate of 10% of the Revenue Transfer Fee in the third year of the Agreement if the Inquiry Response volume for such year was 120,000 (a twenty percentage point increase over the 100,000 unit base, translating to a 10% rebate of the Revenue Transfer Fee), or if the Inquiry Response Volume was 116,000 (a sixteen percentage point increase over the 100,000 unit base for an 8% rebate) and the Trade Line Rebate was the maximum 2% (one-fifth of the total allowable rebate). To obtain the maximum rebate in years four and five of the Term, Affiliate would need to achieve Inquiry Response volume of 130,000 and 150,000, respectively, or at least 124,000 and 140,000, respectively, along with an increase in applicable trade lines allowing for the maximum Trade Line Rebate in such years of 3% and 5%, respectively.

          3.1.4 Local Unit Shortfall. Payment of the Revenue Transfer Fee shall cease following the fifth year of the Term. However, the Affiliate must grow the Base Inquiry volume by 50% also by the end of the fifth year of the term. Experian shall have the ability at its sole discretion to terminate this Agreement after year five if the Affiliate fails to fulfill this obligation. For purposes of the calculation required by this Section 3.1.4, the Base Inquiry Response Volume will be reduced by an amount equal to the inquiry volume on the Effective Date of any customer of Affiliate as of the Effective Date that becomes and remains a National Account during the Term. Any such reduction shall be reversed with respect to any such customer that then ceases to be a National Account.


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     3.2  Generally.  Experian  shall  operate and maintain the Experian  System during the Term of this Agreement in accordance with this Agreement. Experian shall have the exclusive right and responsibility to continue operation and management of the Experian System including, without limitation, the sole right to designate and to change any or all equipment, software, specifications, formats, practices, policies and procedures which directly or indirectly comprise, relate to or affect the Experian System and the sale of Services from the Experian System.

     3.3 Changes To Experian System. Experian shall use its best efforts to (a) give Affiliate at least thirty (30) days advance written notice of any planned changes in the Experian System which will materially affect the credit reporting services to be furnished by Experian to Affiliate pursuant to this Agreement; and (b) make such changes consistent with its obligations under Section 3.4, below. Experian may provide Affiliate instructions for implementing any such changes, with which Affiliate agrees to comply.

     3.4 Level of Service. Experian's obligation to furnish the Services shall be no less nor more extensive than the normal service provided by Experian to Experian Subscribers. Consistent with the foregoing, Experian may impose terms and conditions relating to the sale of the Services, and Affiliate agrees to comply with such terms and conditions, which are incorporated into and made a part of this Agreement by this reference. In the event of equipment or labor shortages, communication problems or similar problems, Experian will allocate available resources in a prudent manner without arbitrarily discriminating in favor of its own direct credit reporting business.

     3.5 Hours of Experian Service. Experian shall provide basic reporting services to Affiliate during Experian's normal service hours. Such hours shall be published by Experian from time to time, but are subject to change without notice. Affiliate will be provided the same hours of service as Experian
Subscribers for the same time zone and region. If there is a service interruption, Experian shall use its best efforts to restore service as promptly as practical in light of the cause of interruption and requirements for service restoration.

     3.6 Training. Experian will aid in training, at Experian's facility, a reasonable number of Affiliate personnel whose duties relate to Affiliate's credit reporting services provided hereunder. All expenses incurred by Affiliate and its personnel in attending such training, including without limitation, travel, room and boarding expenses, shall be the sole responsibility of Affiliate. Upon reasonable request, and at the expense of Affiliate, Experian will send its personnel to Affiliate's facility to provide training.

     3.7 Additional Services. From time to time, Experian may make available to Affiliate, upon the then prevailing prices, terms and conditions, consumer credit reporting services in addition to those Inquiry Responses and Ancillary Services agreed to be provided by Experian herein ("Additional Services"). A list of those Additional Services Experian is currently offering to Affiliate is set forth in Exhibit A, and Experian's current pricing is set forth in Item 3 of Exhibit B, subject to change from time to time during the Term in Experian's sole discretion. If Affiliate desires to have the right to sell other Additional Services made available to it, Affiliate shall execute an addendum to this Agreement in a form satisfactory to Experian evidencing Affiliate's agreement to the terms and conditions applicable to the sale of such other Additional Services, and such addendum will be attached to, incorporated into and made a part of this Agreement by this reference. The sale to Affiliate of Additional Services shall be at the prices and on the terms and conditions imposed by Experian unless otherwise agreed in such addendum.


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     3.8 Direct Marketing  Services.  Experian's  Marketing  Solutions  Division
appoints Affiliate to act as a nonexclusive agent for the sale of Direct Marketing Services to purchasers physically located within the Affiliate Leased Zip Code Area. Affiliate acknowledges that in selling Direct Marketing Services, Affiliate is acting as the agent of Experian's Marketing Solutions Division. Affiliate will use Experian approved contract terms in selling all Direct
Marketing Services and shall not have the authority to alter such terms. In certain cases, Experian may have indemnified its supplier of such services; in such cases, Affiliate will likewise indemnify Experian when Affiliate is notified of Experian's indemnity obligation.

The location of the purchaser for purposes of the prior paragraph is determined by the purchaser and/or the physical location of the persons within the purchaser's organization who have the authority over specific project budgets. Nonbanking subsidiaries and parents of banks shall be considered as being located at the physical location of the subsidiary and parent, respectively.

     3.9 Transaction Reports. Experian will provide Affiliate with a monthly invoice and back-up reports indicating the Services purchased by Affiliate and Affiliate Subscribers.


                                    SECTION 4
                                 SPECIFICATIONS

     4.1 Facilities Specifications. Experian may provide to Affiliate, and may from time to time revise, the specifications for the facilities needed by Affiliate to provide credit reporting services to Affiliate Subscribers. Those facilities specifications may include, by way of example, size, construction, temperature and location (for purposes of telephone availability). Affiliate shall bear the responsibility for obtaining and preparing a facility in accordance with such specifications.

     4.2 Noncommunications Equipment, Communications Equipment, Network and Software Specifications. Experian shall have the right to provide to Affiliate, and may from time to time revise, the specifications for terminals, printers, communications lines, modems and all other noncommunications equipment, communications equipment, the Experian Network and software needed by Affiliate to provide credit reporting services from the Experian System to Affiliate Subscribers. Affiliate shall bear the responsibility, cost and expense of the shipping, installation, maintenance and removal of such equipment software and other items specified by Experian. Affiliate may obtain such equipment, software and other items from Experian if Experian is making such equipment, software or other items generally available to Experian Subscribers, or from suppliers approved by Experian, such approval not to be unreasonably withheld. If Affiliate fails to comply with specifications provided by Experian hereunder, Experian shall have the right, in addition to any other remedies available to it, to charge Affiliate on a time and materials basis for all training, technical development, troubleshooting and other support due to Affiliate's failure to comply. Experian will not be responsible for any outages, downtime, slow response, connectivity or other problems resulting from Affiliate's failure to comply.

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           4.3 Local Access Lines.  Affiliate shall provide at its sole cost and expense, either directly or through a third party, the local telephone and data transmission lines necessary for Affiliate Subscribers to gain access to the Experian Network. Affiliate shall not permit Affiliate Subscribers to access the Experian Network using communication lines not paid for by Affiliate.


                                    SECTION 5
                            PRICES, FEES AND CHARGES

     5.1 Affiliate Inquiry Response Fee. Affiliate shall pay Experian the inquiry response fee set forth in Item 1 of Exhibit B (the "Inquiry Response Fee") for each Inquiry Response. The Inquiry Response Fee may be adjusted annually at the end of Experian's fiscal year, subject to Section 5.3. Affiliate shall also pay an inquiry fee surcharge on Colorado consumers. The pricing set forth is based in part on existing regulation. If any federal, state or local law, ordinance or other regulatory, administrative or governmental acts or measures are enacted which increase Experian's cost of providing such Services, Experian reserves the right, upon thirty (30) days prior written notice, to add or change the surcharge to the pricing set forth herein in Item 1 of Exhibit B ( the "Inquiry Fee Surcharge") to cover the added cost of providing the Services in the affected geographic region. Factual Data Corporation located in Colorado utilizing a unique subcode assigned to preamble BCOA will receive the Inquiry Response Fee set forth in Item 1 of Exhibit B for Mortgage and Tenant Screening purposes only on consumers residing in Colorado. All other inquiries will incur standard cross access.

     5.2 Ancillary Service Charges.

          5.2.1 Ancillary Services. "Ancillary Services" are those Experian services set forth on Item 2 of Exhibit B, including FACS+, Direct Check, each risk model response, Profile Summary and such additional service(s) as Experian elects to include as Ancillary Services; provided, however, that Affiliate shall have access to all such Ancillary Services that are generally available to Other Experian Affiliates.

          5.2.2 Ancillary Service Fee. Affiliate shall pay Experian the applicable fee set forth in Item 2 of Exhibit B (the "Ancillary Service Fee"). The Ancillary Fee may be adjusted annually at the end of Experian's fiscal year, subject to Section 5.3.


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     5.3 Changes in Certain Fees and Charges. In addition to any other right set forth herein, Experian may, upon not less than thirty (30) days written notice, but not more often than once in each Experian fiscal year, change the Inquiry Response Fee and/or the Ancillary Service Fee. The cumulative amount of any increase pursuant to this Section 5.3 (when expressed as a percentage of the initial fee or charge) shall not be in excess of the cumulative percentage change (measured from the Effective Date shown on the first page hereof), if any, in the level of the Consumer Price Index (All Urban Consumers, Base Period: l982-84 = l00) published by the U. S. Department of Labor, Bureau of Labor Statistics. Further, if the cost to Experian, as reasonably determined by Experian in accordance with generally accepted accounting principles, of providing any services hereunder increases as a reasonable consequence of federal, state or local laws, ordinances or other regulatory, administrative or governmental acts or measures, then Experian may, upon not less than sixty (60) days written notice, increase such charges by an amount determined by Experian in good faith to be appropriate based, at least in part, on the geographic area affected the acts or measures and applied in such a way that Experian does not arbitrarily discriminate in favor of its own direct credit reporting business.

     5.4 Network, Communications Equipment and Noncommunications Equipment Charge. Affiliate shall also pay each month the amount set forth as network, communications equipment and noncommunications equipment charges in Item 1 of Exhibit B (the "Network, Communications and Equipment Charges"). In addition, Affiliate acknowledges that Experian has expended significant sums of money to install the Experian Network and may incur ongoing expenditures related to the maintenance, upkeep and modification of the Experian Network. Such expenditures are to be equitably shared by Experian, Affiliate and Other Experian Affiliates. Affiliate shall pay Experian for noncommunications equipment, communications equipment and the Experian Network in accordance with Experian's price schedule in effect from time to time, currently as set forth in Item 1 of Exhibit B. Experian may, once during each Experian fiscal year and upon not less than thirty (30) days written notice, change such charges. If such equipment is obtained from Experian, the price therefor shall be Experian's then current normal charge. Each party reserves the right to charge the other for usage of the other's communication lines by its Subscribers. The Network, Communications and Equipment Charges include only normal preventive and remedial maintenance during established normal service hours. Affiliate shall pay separately for all other services and all other charges imposed by Experian or any third party vendor.

     5.5 Recurring  Charge.  The amount set forth as other recurring  charges in
Item 1 of Exhibit B (the "Other Charges"). Other Charges shall include charges for usage of Experian's communications lines by Affiliate Subscribers, leased equipment, data storage, conversion charges and other additional charges imposed if Affiliate obtains from Experian teleprinters, computers, software or other goods or services not otherwise covered in this Section 5. Additional amounts for items not enumerated in this Section 5.5 shall be included within Recurring Charges only on terms and conditions mutually agreed to by the parties and set forth herein or in a separate agreement.

     5.6 Administrative Allowance. Each month Experian will reduce Affiliate's invoice in an amount equal to the percentage set forth in Item 1 of Exhibit B of the total number of Inquiry Responses made each month ("Administrative Allowance"). The Administrative Allowance percentage may be reviewed annually on the basis of Affiliate's actual administrative usage and may be adjusted by Experian once each Experian fiscal year as appropriate.

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

     5.7 Cross Access Charges.

          5.7.1  Payment of Cross  Access  Charges.  Each party shall pay to the other the applicable Cross Access Charge pursuant to Section 8 of this Agreement. In addition, Affiliate shall pay to Experian the Affiliate-to-Affiliate Administrative Fee set forth in Item 4 of Exhibit B (the "Affiliate-to-Affiliate Administrative Fee") whenever Affiliate sells to Affiliate Subscribers credit information contained in an Other Experian Affiliate data base.

          5.7.2 Change in Standard Cross Access Charge. At any time during the Term of this Agreement, not more that once in each Experian accounting fiscal year (determined in accordance with Experian accounting conventions) and upon thirty (30) days written notice, Experian may change the Standard Cross Access Charge set forth in Item 4 of Exhibit B.

          5.7.3 Additional Cross Access Charges. Experian has established the separate Reseller Cross Access Charge and Consumer Direct Cross Access Charge reflected in Item 4 of Exhibit B. Experian may from time to time establish separate cross access charges applicable to Affiliate and to Other Experian Affiliates generally. Experian may change the Reseller Cross Access Charge, Consumer Direct Cross Access Charge and any separately established cross access charge in keeping with changes made which are applicable to Affiliate and to Other Experian Affiliates generally. The determination as to whether an entity constitutes a reseller or other entity or business as to which any cross access fee is applicable shall be determined in accordance with Experian policy applicable to Affiliate and Other Experian Affiliates generally and promulgated from time to time. Experian may also denote industry exceptions to the Reseller Cross Access Charge, which industries default to the Standard Cross Access Charge.

     5.8 Cross Marketing Fee. In addition to any and all other fees or charges to be paid by Affiliate hereunder, Affiliate shall pay to Experian the out-of-area charge identified in Item 5 of Exhibit B (the "Cross Marketing Fee") in all cases when the physical location of Affiliate's Subscriber is outside of Affiliate's Zip Code Area and is within Experian's Zip Code Area or the Zip Code area of an Other Experian Affiliate which is a leased Affiliate area.

     5.9 Direct Marketing Services Pricing. For each Direct Marketing Service sold through Affiliate as provided hereunder, Affiliate shall pay Experian according to the then current prices published by Experian's Marketing Solutions Division.

     5.10  Additional  Services.  The sale of  Additional  Services  pursuant to
Section 3.6 shall be at the prices and on the terms and conditions imposed from time to time by Experian unless otherwise agreed to in an addendum to this Agreement.

     5.11 Consumer Assistance. Experian will perform the consumer assistance function for consumers located in the Affiliate Zip Code Area. Affiliate will refer all such consumers to Experian's National Consumer Assistance Center for assistance.

     5.12 Royalties for Experian Sale of Prescreen and Quest. Experian will credit Affiliate, on net names supplied, the amount shown in Item 6 of Exhibit B whenever Experian sells Prescreen or Quest services generated from Affiliate's Data Base only.


                                    SECTION 6
                              PAYMENTS BY AFFILIATE

     6.1 Time for Payment. All fees and charges, including those for equipment, facilities and conversion services furnished Affiliate hereunder, will be invoiced periodically in accordance with Experian's usual billing procedures and shall be due and payable by Affiliate within thirty (30) days of the date of the invoice. If within seven (7) days of the date of the invoice Experian has not furnished Affiliate with transaction information sufficient for Affiliate to bill Affiliate Subscribers for the period covered by the invoice, the payment due date will be delayed for a period of time equal to the delay by Experian in furnishing such transaction information. If Affiliate does not pay invoiced amounts within the allowed time period, it will also pay interest on the unpaid amount at the rate of one and one half percent (1.5%) per month or the maximum rate allowed by law, whichever is less.

     6.2 Invoices Final. Affiliates payment of an invoice shall not constitute acceptance of Experian's invoice as accurate, provided, however, that Affiliate shall have one hundred eighty (180) days from the date of invoice to notify Experian of a dispute. Experian and Affiliate shall work together in good faith to resolve the dispute as expeditiously as possible. In the event that Experian has not received a notice of dispute within one hundred eighty (180) days from the date of an invoice, the invoice will be deemed accepted in all respects and neither party shall dispute any amount or make any claim for payment, refund, rebate, credit or offset with respect thereto; provided, however, that this provision shall not apply with respect to any tax payable by Affiliate pursuant to Section 6.3 hereof.

     6.3 Taxes. All prices and rates are exclusive of applicable federal, state or local taxes. Affiliate shall pay or reimburse Experian for such taxes excluding taxes based on net income, and such taxes may be added to any invoice submitted hereunder. Affiliate will supply Experian, where appropriate, with resale certificates or other documents required for obtaining tax exemptions.

     6.4 Protection of Rights. Affiliate shall keep the Affiliate Leased Data Base free and clear of all levies, liens, encumbrances and other claims of third parties. During the time a default hereunder exists without cure thereof by Affiliate, Experian shall have the right to make any use of the Affiliate Leased Data Base. Any attempt to transfer, assign or encumber the Affiliate Leased Data Base in contravention of this Agreement shall be void and of no force or effect.

                                    SECTION 7
                           AFFILIATE RESPONSIBILITIES

     7.1 General Duties. Affiliate shall actively advertise, promote and sell the full line of Services and actively encourage Affiliate Subscribers to contribute information to the Experian System.

     7.2 Personnel. Affiliate shall retain an appropriate number of personnel reasonably necessary for the proper collection of consumer credit information, provision of credit reporting services to Affiliate Subscribers, connecting to the Experian System, sales and marketing, compliance with this Agreement and compliance with all federal, state and local laws in connection with the sale of credit reports from the Affiliate Leased Data Base and operation of Affiliate's business.

     7.3 Training. Experian from time to time may provide and may require that designated Affiliate personnel, at Affiliate's expense, attend and successfully complete training programs or seminars to be conducted at facilities reasonably selected by Experian. In addition, Affiliate shall provide to each of its employees during each calendar year such additional training related to Affiliate's consumer credit reporting business as may be reasonably required to assure that Affiliate meets its obligations hereunder. If the training required by Experian pursuant to this Section 7.3 will cause an undue hardship on Affiliate, Affiliate may suggest to Experian reasonable alternatives to personal attendance and Experian will consider in good faith such suggestions as alternative methods of satisfying the training requirements hereunder.

     7.4 Follow-up Assistance and Services. Affiliate shall be responsible for maintaining in proper operating condition its facilities, equipment, software, telecommunication lines and other items necessary for Affiliate to utilize the Experian System. Affiliate may, from time to time, request the assistance of Experian in a consulting capacity. Experian will provide, insofar as Experian has the capacity and available personnel to do so, technical assistance to enable Affiliate to utilize the Experian System. For such technical assistance, Affiliate shall pay Experian for time, material and out-of-pocket expenses incurred, determined in accordance with Experian's normal and reasonable rates. Whenever feasible, such charges shall be estimated by Experian and approved by Affiliate in advance.

     7.5 Updating Responsibilities. Affiliate shall use its best efforts to provide or have provided to Experian updated consumer, inquiry and other information so that the Affiliate Leased Data Base will remain at all times as current and complete as possible; provided that Experian shall be responsible for the acquisition of such public record data as it deems desirable in its sole discretion. Any expense associated with the acquisition or conversion of information from an Affiliate Subscriber and the reconversion of Affiliate Subscriber information to a form compatible with the Experian System shall be borne by Affiliate unless such expense was occasioned by an act of Experian. All costs and expenses associated with processing Affiliate Subscriber diskettes will be the sole responsibility of the Affiliate. The price to Affiliate of updating the Affiliate Leased Data Base is normally included in the charges set forth in Section 5, provided that if the number of errors contained in such information is higher than the average number of errors contained in information supplied by other Experian Subscribers according to Experian's actual recent experience, Experian may charge Affiliate for correcting all errors not caused by Experian, in excess of the average number of errors, on a time and materials basis.

     7.6  Minimum  Standards.  Affiliate  agrees  to  strictly  comply  with all
Experian rules, regulations, policies, standards and operating procedures related to the Experian System and the use or sale of information and Services from the Experian System and the use and sale of the Direct Marketing Services, as such are communicated from time to time to Affiliate, including without limitation the Key Account Program. Affiliate acknowledges receipt of Experian's current Affiliate Policy. Experian shall use its best efforts to give Affiliate at least thirty (30) days advance written notice of any material change or addition to such rules, regulations, policies, standards or operation procedures. If Affiliate fails to comply, Experian shall have the right, in addition to any other remedies available to it, to charge Affiliate on a time and materials basis for all costs and expenses reasonably incurred by Experian as a result of such noncompliance. Experian shall have no responsibility to Affiliate or liability for not providing to Affiliate any Services as a result of Affiliates noncompliance. Experian agrees that it will not arbitrarily discriminate in favor of its own direct credit reporting business when imposing or applying those of its rules, regulations, policies, standards and operating procedures related to the Experian System and the use or sale of information and services from the Experian System that it provides to Affiliate.

Without limitation of the foregoing, Affiliate acknowledges that Experian is a member of the Individual Reference Services Group ("IRSG"). Experian has provided Affiliate with a copy of the Industry Principles developed by the IRSG (the "IRSG Principles"). In the sale of Services hereunder, Affiliate agrees to comply with the IRSG Principles and Experian's policies on the implementation of such principles developed from time to time, including, without limitation, the terms and conditions set forth on Annex A attached hereto and incorporated herein by this reference.

                                    SECTION 8
                                  CROSS ACCESS

     8.1 Experian Cross Access Rights. Experian may sell to Experian Subscribers on an inquiry-by-inquiry basis, credit information contained in the Affiliate Leased Data Base located under the: (i) current input address in consideration of the payment of the applicable Cross Access Charge set forth in Item 7 of Exhibit B; and (ii) previous input address outside the Affiliate Zip Code Area without payment of a Cross Access Charge.

     8.2 Affiliate Cross Access Rights. Affiliate may sell to Affiliate Subscribers on an inquiry-by-inquiry basis, credit information contained in the Experian Data Base located under the: (i) current input address upon payment of the applicable Cross Access Charge specified in Item 4 of Exhibit B; and (ii) previous input address outside the Experian Zip Code Area without payment of the Cross Access Charge. Access by Affiliate is limited to data contained in the Affiliate Leased Data Base, Experian Data Base and the data bases of Other
Experian Affiliates to which Experian has access. Experian shall have the exclusive right to set the cross access charge with Other Experian Affiliates for access to the Affiliate Leased Data Base and Affiliate's access to the data bases of the Other Experian Affiliates. Affiliate agrees to pay all the Affiliate-to-Affiliate Administrative Fee and cross access charges applicable to Affiliate's access to the data bases of Other Experian Affiliates.

     8.3 No Limitation.  Except as  specifically  set forth in Section 5.8, 7.6,
12.1 and 18 nothing contained herein shall limit the rights of Experian and Affiliate to select their own customers on whatever terms they deem advisable. However, Experian shall be entitled to all revenues from Experian or Other
Experian Affiliates accessing the Affiliate Leased Data Base, except as specified in Item 7 of Exhibit B.


                                    SECTION 9
                                   TERMINATION

     9.1 Mutual Termination. This Agreement may be terminated by the mutual agreement of the parties at any time, but only by a written instrument signed by a duly authorized representative of each of the parties.

     9.2 Termination for Insolvency. Notwithstanding any other provision in this Agreement, either party may terminate this Agreement, and such termination shall be automatically effective upon delivery of notice, in the event that the other party hereto (i) ceases to do business as a going concern; (ii) becomes insolvent, bankrupt or the subject of a receivership; (iii) is unable or admits in writing its inability to pay its debts as they become due; (iv) makes an assignment for the benefit of creditors or enters into any arrangement with creditors in lieu thereof; (v) authorizes, applies for or consents to the appointment of a trustee or liquidator of all or a substantial portion of its assets, or has a proceeding seeking such appointment commenced against it which is not terminated within ninety (90) days of such commencement; (vi) files a voluntary petition under any bankruptcy or insolvency law or files a voluntary petition under the reorganization or arrangement provisions of the United States pertaining to bankruptcy or other similar law of any jurisdiction, or has proceedings under such laws instituted against it which are not terminated within ninety (90) days of such commencement; or (vii) has any substantial part of its property subjected to any levy, seizure, assignment or sale for or by any creditor or governmental agency without said levy, seizure, assignment or sale being lifted, released, reversed or satisfied, as applicable, within ten (10) days.

     9.3 Termination by Experian. Affiliate shall be in default and Experian shall have the right, in addition to any other right or remedy available to it at law or equity, to terminate this Agreement automatically effective upon delivery of written notice to Affiliate, in the event that (i) Affiliate fails to pay any amount due and payable to Experian hereunder and fails to cure such nonpayment within ten (10) days after written notice that such amount has become due and payable; or (ii) Affiliate fails to comply with the requirements of
Section 12 relating to Affiliate's compliance with all applicable laws, regulations, and ordinances applicable to it, and all Experian interpretations thereof and fails to cure such noncompliance within seventy-two (72) hours after written notice describing the noncompliance; or (iii) Affiliate fails to perform in any material respect any other obligation required to be performed by Affiliate hereunder and fails to cure such nonperformance within thirty (30) days after written notice that such obligation has not been performed; or (iv) Affiliate fails to pay any amount due and payable to Experian hereunder or fails to perform in any material respect any obligation hereunder three (3) times during the Term of the Agreement, whether or not such nonpayments or nonperformances are cured within the applicable time periods. During the period for curing any default, Experian shall have the right to suspend services provided hereunder; provided, however, that if there exists a bona fide dispute over the amount due Experian, the parties shall endeavor to resolve the dispute in good faith pursuant to Section 23.7 and Experian shall not suspend services to Affiliate because of such dispute during such dispute resolution process.

     9.4 Termination by Affiliate. Experian shall be in default and Affiliate shall have the right, in addition to any other right or remedy available to it in law or equity, to terminate this Agreement automatically effective upon delivery of written notice to Experian, in the event that Experian materially fails to provide credit reporting service hereunder and fails to cure such nonperformance within thirty (30) days after written notice that such obligation has not been performed. In addition, Affiliate shall have the right to terminate this Agreement if a price change results from an increase in costs to Experian, and such price change in and of itself is the sole cause for Affiliate to shift from profit to loss on its credit reporting operation, and Affiliate provides Experian thirty (30) days prior written notice sent within thirty (30) days after the effective date of such price increase. Nothing herein shall prohibit or restrict Experian from changing or eliminating any of the Services as long as Experian continues to provide some level of credit reporting services and does not arbitrarily discriminate in the change or elimination of Services in favor if its own direct credit reporting business.

     9.5 Change in Affiliate Ownership. Affiliate shall give Experian sixty (60) days prior written notice of any proposed sale, transfer or other disposition of the assets, business or stock of Affiliate or change in controlling interest in or management of Affiliate or its parent company, if any, during the term of this Agreement. Experian shall give Affiliate written notice, not less than thirty (30) days before the scheduled date of such sale, transfer or other disposition or change of its election to do one of the following: (i) approve such sale, transfer, disposition or change, in which event this Agreement may be assigned to the acquiring party and shall remain in full force and effect according to its terms; (ii) terminate this Agreement as of the date of such sale, transfer, disposition or change; or (iii) propose entering into new contractual arrangements with the proposed buyer, transferee or new owner.

     9.6 Effect of Termination. No termination of this Agreement shall relieve either party of any liability for monetary sums due and payable to the other, nor shall a termination preclude any other actions that might be taken by either party at law or equity to enforce lawful obligations arising hereunder. Nothing in this Agreement shall limit, or be deemed to limit or affect, Experian's right after expiration or termination of this Agreement to (i) collect for inclusion in the Experian System information on consumers having a current address in an area which was formerly Affiliate's Zip Code Area or (ii) contact, market to or sell the Services or any other credit reporting services to any entity, regardless of whether the names of such entities are available to Experian through the Experian System and whether Affiliate has a prior, then current or potential relationship with such entities. Affiliate hereby assigns to Experian, effective upon expiration or termination of this Agreement, all agreements between Affiliate and Affiliate Subscribers.

     Upon expiration or termination, except as otherwise set forth herein, this Agreement and all rights granted hereunder to Affiliate shall automatically terminate and Affiliate shall (i) immediately and permanently cease to operate its business as an affiliate credit bureau of Experian, and cease to represent to the public or hold itself out as a present or former affiliate credit bureau of Experian; (ii) immediately and permanently cease using the Experian System and Experian Network; (iii) immediately and permanently refrain from using any marks confusingly similar to the Marks; (iv) promptly pay all amounts due and owing to Experian; and (v) immediately turn over to Experian all manuals, brochures and other materials provided by Experian relating to the Services, the Experian System and the Experian Network.

                                   SECTION 10
                                BACK-UP DATA BASE

     10.1 Back-up of Data Base. Experian will maintain and store for safekeeping computer-readable backup records with respect to the Affiliate Leased Data Base as incorporated in the Experian System in a manner comparable to that used by Experian in maintenance and safekeeping of Experian's own back-up records. If there is a loss or destruction of the Affiliate Leased Data Base, restoration thereof will be made to the extent possible from the back-up records and Experian will use its best efforts to make such restoration as promptly as possible.

                                   SECTION 11
                             RIGHT TO THE DATA BASE

     11.1 Ownership. The Affiliate Leased Data Base shall be the sole and exclusive property of Experian. Upon any expiration or termination of this Agreement, or during any suspension of service, Experian, as exclusive owner, may keep and use the Affiliate Leased Data Base without contractual or other restriction or limitation. Upon expiration or termination of this Agreement, Affiliate shall immediately and permanently cease use of the Affiliate Leased Data Base and provide to Experian any copies of the Affiliate Leased Data Base, or part thereof.

     11.2 Proprietary Rights. Nothing contained in this Agreement shall be deemed to give Affiliate any copyright interest, proprietary rights or other claim against or interest in the Experian Network, Experian System, the Services, Direct Marketing Services, Experian Data Base, Affiliate Leased Data Base or the information contained therein. Affiliate shall not acquire any patent rights, copyright interest or other proprietary or ownership right, claim or interest in the computer programs, forms, schedules, manuals or other proprietary items utilized or provided by Experian to Affiliate or Affiliate's Subscribers in connection with the credit reporting services rendered under this Agreement. Experian shall use its best efforts to safeguard the Affiliate Leased Data Base against unauthorized dissemination or use.

                                   SECTION 12
                           USE AND SERVICE LIMITATIONS

     12.1 Certification. Experian and Affiliate each acknowledge that they are subject to limitations with respect to the dissemination each is authorized to make of credit information pursuant to certain state and federal laws, including, but not limited to the federal Fair Credit Reporting Act, 15 U.S.C. ss.1681 et. seq. Consistent with such obligations, Experian and Affiliate hereby agree, and each certifies, warrants and represents to the other, that credit reports of the other party will be requested, used and disseminated only in strict conformity with all applicable federal and state laws. In addition, Affiliate certifies, represents and warrants to Experian that Affiliate shall comply with all federal, state and local laws, rules, regulations and ordinances applicable to it and all Experian interpretations thereof which Experian adopts in good faith and notifies Affiliate of in writing.

     12.2 No Reproduction of Reports. Each party agrees not to duplicate or reproduce any single credit report, obtained from the Experian System, for the purpose of selling or distributing such a report or any information contained therein to more than one user or customer.


                                   SECTION 13
                    RECIPROCAL COVENANTS AND INDEMNIFICATIONS

     13.1 No Accuracy Guarantee. Experian shall use its best efforts to transmit to Affiliate reliable and accurate credit information from the Experian Data Base. Experian does not warrant or guarantee that information reported from the Experian System or in any Direct Marketing Services is accurate, complete or up-to-date. Affiliate shall use its best efforts to provide or have provided to Experian reliable and accurate credit information for insertion into the Experian System, but Affiliate does not warrant or guarantee that such information is accurate, complete or up-to-date. Neither party, nor their directors, officers, employees or agents, shall be liable to the other for any loss or injury in connection with the reporting or delivery of such credit information.

     13.2 Cross-Indemnification. Each party shall indemnify and hold the other harmless from and against all costs and liabilities, including reasonable attorneys' fees, which are incurred by reason of any improper use by or through it or its Subscribers of information contained in the other's data base.


                                   SECTION 14
                             LIMITATION OF LIABILITY

     14.1 Lost or Destroyed Data. If information furnished by Affiliate or Affiliate Subscribers to Experian for storage in the Affiliate Leased Data Base is lost or destroyed, the resulting liability of Experian shall be limited to restoring promptly the information through back-up records, if reasonably possible.

     14.2 Experian System. Experian shall have no obligation or liability for or on account of any mechanical or other breakdown, malfunction or defect in computer or other equipment or facilities or computer programs utilized by Experian in its performance hereunder, except that Experian shall use reasonable efforts in good faith to prevent such failure or to obtain its correction as promptly as practical in light of the cause of the failure.

     14.3 Exclusion of Warranties. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EXPERIAN MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, IN CONNECTION WITH THIS AGREEMENT OR THE SERVICES.

     14.4 Exclusion Of Consequential Damages. NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ARISING FROM THE LOSS OF BUSINESS, DATA, PROFITS OR GOODWILL) INCURRED OR SUFFERED BY THAT PARTY BY REASON OF THE OTHER PARTY'S PERFORMANCE OR NONPERFORMANCE UNDER THIS AGREEMENT, OR FOR ANY OTHER REASON, EVEN IF APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES.


     14.5 Limitation of Liability. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, UNDER NO CIRCUMSTANCES WILL EITHER PARTY HAVE ANY OBLIGATION OR LIABILITY TO THE OTHER FOR ANY CLAIM, INJURY OR DAMAGE RELATING TO, ARISING OUT OF, OR RESULTING FROM THE FURNISHING OF INFORMATION TO THE OTHER PARTY HEREUNDER.

                                   SECTION 15
                                   PUBLICITY

     15.1 Advertising. Neither party shall release any advertising or other verbal or written public statement or publicity concerning this Agreement or such party's performance hereunder without obtaining the prior written consent of the other party, which consent shall not be unreasonably withheld.

     15.2 Release of Information. The parties will hold the terms and conditions of this Agreement in confidence and neither party will, without the prior consent of the other party, disclose any of the terms and conditions of this Agreement, to any other person except as may be necessary in order for a party to enforce its rights hereunder or as may be required by law, regulation or order of a court of competent jurisdiction; provided, however, that Experian shall have the right to disclose the terms and conditions to any third party as long as Experian does not specifically identify Affiliate as the party with whom Experian has such agreement. Notwithstanding the foregoing, either party may disclose the terms and conditions of this Agreement to (i)(A) its independent legal counsel; (B) a financial institution with whom that party is seeking a banking relationship, or (C) its outside independent accountants; or (ii) to a person or entity in connection with a proposed sale, transfer or other disposition of the assets, business, stock or other interest in that party, as long as in each case such person or entity has entered into a confidentiality agreement in a form acceptable to Experian.

                                   SECTION 16
                                   INSURANCE

     16.1 Coverage Requirements. Each party shall, during the term of this Agreement, maintain in full force and effect, at its expense, a standard comprehensive general liability insurance policy, with customary deductions, or self-insurance, providing coverage of at least three hundred thousand/five hundred thousand dollars ($300,000/$500,000) for bodily injury, two hundred thousand dollars ($200,000) for property damage and one million dollars ($1,000,000) for other liability in the nature of defamation or violations of credit reporting laws or invasion of privacy. Upon request, each party shall furnish the other with certificates of such insurance and evidence of renewals. The purchase of such insurance shall not be deemed to constitute satisfaction of the indemnity obligations contained in Section 13.

                                   SECTION 17
                         TRADEMARK AND COPYRIGHT LICENSE

     17.1 Ownership. Experian is the owner of all right, title and interest in and to (i) various trademarks and service marks ("Marks") as are obtained and owned by Experian and used in conjunction with its offer or sale of goods and services pursuant to this Agreement; and (ii) copyrights on the forms or other written materials associated with such goods and services ("Copyrights"). It is expressly agreed and acknowledged by Affiliate that all right, title and interest in and to the "Experian" name and mark, and related goodwill throughout the world and all other Marks and Copyrights shall be the sole and exclusive property of Experian. No license or right to use the Experian name or mark, or any other Mark or Copyright is granted or conferred to Affiliate by this
Agreement. Notwithstanding the foregoing, Affiliate may indicate in its advertising that it is a credit bureau "serviced by" Experian.

     17.2 Control of Services Bearing Marks. Experian has the right to control the nature and quality of all goods and services on which the Marks may be used by prescribing and setting reasonable standards, specifications and procedures for the production of goods and services bearing the Marks and the preparation of advertising and promotional material in connection therewith. Experian also reserves the right, at any reasonable time, with or without notice, to enter and inspect any premises on which the goods and services, or any related items, bearing the Marks are produced to verify adherence to such standards, specifications or procedures.

     17.3 Affiliate Name. Affiliate shall not use the "Experian" name or mark or any of the other Marks in its corporate name in connection with its offer or sale of goods or services, or for any other purpose.

     17.4 Notice of Infringement. If Affiliate becomes aware of any infringement by others of any Marks or Copyrights, it shall promptly notify Experian thereof and assist Experian in enforcing the rights of Experian in such Marks and Copyrights.

                                   SECTION 18
                                NATIONAL ACCOUNTS

     18.1 Experian Appointment. Without limitation of Experian's rights in and to the Affiliate Leased Data Base as set forth herein, Experian shall have the exclusive worldwide right to sell consumer credit information services derived from the Affiliate Leased Data Base to National Accounts, which are defined as end-user subscribers that Experian has reason to believe will buy more than two hundred thousand (200,000) credit reports or an aggregate of Seven Hundred Fifty Thousand Dollars ($750,000) of Services or Direct Marketing Services per year, and who desire single preamble access, single monthly billing and single annual contracts covering the purchase of such services ("National Accounts").

     18.2 Affiliate Royalties. For each Inquiry Response provided to a National Account which comes from a file stored under a consumer's current address located in the Affiliate Data Base, Affiliate will receive the amount set forth in Item 6 of Exhibit B per Inquiry Response received by Experian. No Cross Access Charges shall be paid with respect to such Inquiry Responses.

                                   SECTION 19
                                 CONFIDENTIALITY

     19.1 Confidential Treatment. Affiliate acknowledges that it may receive other proprietary and confidential information of Experian including but not limited to technical, developmental, operating, computer system, software, performance, cost, know-how and process information and Experian policy. Affiliate warrants to Experian that (a) except as otherwise permitted by this Agreement, it will maintain the information obtained through Experian in strict confidence and will not disclose such information other than to its employees who have a need to know and (b) will use the information only for purposes of this Agreement. Upon termination of this Agreement or at the request of Experian, Affiliate will promptly return to Experian all Experian confidential information and any copies thereof provided to it. Affiliate warrants that it will require by written contract that customers receiving such information from Affiliate comply with the same obligations of nondisclosure.

                                   SECTION 20

                                EXCUSABLE DELAYS

     20.1 Excusable Delays. Neither party shall be liable for any delay or failure in its performance of any of the acts required by this Agreement when such delay or failure arises beyond the reasonable control of such party. Such causes may include, without limitation, acts of God or public enemies, labor disputes, material or component shortages, computer downtime, software defects, supplier failures, embargoes, rationing, acts of local, state or national governments or public agencies, utility or communication failures or delays, fire, flood, epidemics, riots and strikes. The time for performance of any act delayed by such causes shall be postponed for a period equal to the delay; provided, however, that the party so affected shall give prompt notice to the other party of such delay. The party so affected, however, shall use its best effort to avoid or remove such causes of nonperformance and to complete performance of the act delayed whenever such causes are removed.

                                   SECTION 21
                                   ASSIGNMENT

     21.1 Assignment by Affiliate. Affiliate will not assign this Agreement (including without limitation the assignment of any rights or obligations to a subcontract bureau operating in Affiliate's Zip Code Area) without the prior written consent of Experian, which consent shall not be unreasonably withheld. Affiliate will not, directly or indirectly, provide or agree to provide to any Other Experian Affiliate any of the services which are provided by Experian hereunder. Nothing in this Section 21.1 shall be deemed to limit Experian's rights pursuant to Section 9.5 with respect to the matters addressed therein.

     21.2 Assignment by Experian. Experian will not assign this Agreement or the performance of services called for hereby without the prior written consent of Affiliate, which consent shall not be unreasonably withheld; provided, however, that upon written notice, Experian may assign this Agreement without consent to a company which is the parent of Experian, to another subsidiary of such parent in which the parent owns at least eighty percent (80%) of the voting capital stock, or to a subsidiary of Experian in which Experian owns at least eighty percent (80%) of the voting capital stock, or in connection with any merger (including but not limited to any reincorporation merger), consolidation, reorganization, stock exchange, sale of stock, sale of all or substantially all of the assets of the business to which this Agreement relates or any similar or related transaction in which Experian is the surviving entity or, if not the surviving entity, the surviving entity continues to conduct the business to which this Agreement relates.

                                   SECTION 22
                                 RIGHT TO AUDIT

     22.1 Affiliate Audits. Affiliate will have the right to audit, at its expense (including any cost to Experian associated with any special processing) and upon reasonable written notice, at a mutually agreeable time and place, through an independent certified public accountant acceptable to Experian, Experian records to determine whether the fees and charges to Affiliate are in accordance herewith, subject to the provisions of Section 6.2 hereof.

     22.2 Experian Audits. Experian shall have the right to audit, at its expense and upon reasonable written notice, Affiliate's books, records and operations to determine and confirm Affiliate's compliance with the terms of this Agreement. Such audit shall take place at Affiliate's offices, or at such other locations as may be agreed to by the parties.

     22.3 Physical Inspections. Each party will have the right, upon written notice, to visit the other party's premises and make reasonable periodic checks of the facilities and equipment which are the subject matter of this Agreement.

                                   SECTION 23
                                  MISCELLANEOUS

     23.1 Independent Status Of Parties. Nothing contained in this Agreement, nor in the relationship created thereby, shall be interpreted to evidence a joint venture, partnership or (except to the limited extent provided in Section
3.8 hereof) principal/agent relationship as between Experian and Affiliate. Neither party shall have any right or authority to act for, or to assume, create or incur any obligation, liability or responsibility of any kind, whether express or implied, against, in the name of, or on behalf of, the other party. Except as set forth herein, Affiliate shall be fully independent in its business operations. Affiliate shall be and remain fully responsible for such matters as Affiliate-Affiliate Subscriber relationships and interfaces, marketing, product pricing, maintenance of office facilities and employment policies.

     23.2 Waiver. The waiver by one party of any covenant, condition, obligation, representation, warranty or promise in this Agreement shall not invalidate this Agreement or be deemed a waiver by such party of any other covenant, condition, obligation, representation, warranty or promise. A failure or delay of either party to enforce any of the provisions of this Agreement or to require performance of any provisions shall in no way be construed as a waiver of such provisions, except as specifically provided in Section 6.2 hereof. The rights and remedies provided each of the parties herein shall be cumulative and in addition to any other rights and remedies provided by law or otherwise.

     23.3 Notices. All notices and other communications required or permitted to be given or delivered under this Agreement shall be in writing and shall be effective when delivered personally, or by confirmed facsimile, electronic mail, overnight express mail or, if mailed, five (5) days after mailing registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at their respective addresses set forth below, unless by notice a different address shall have been designated for giving notice hereunder. Any other notice shall be deemed given when received.

If to Experian, then to:         Experian Information Solutions, Inc.
                                 505 City Parkway West
                                 Orange, California 92868
                                 Attention: Affiliate Relations

Copy to:                         Experian Information Solutions, Inc.
                                 505 City Parkway West
                                 Orange, California 92868
                                 Attention: General Counsel


If to Affiliate, then to:        Factual Data
                                 5200 Hahns Peak Drive
                                 Loveland, Colorado 80538
                                 Attention: President

     23.4 Reformation and Severability. If any provision of this Agreement is declared invalid by any arbitrator or court of competent jurisdiction, then such provision shall be automatically adjusted to the minimum extent necessary to conform to the requirements for validity as declared at such time and, as so adjusted, shall be deemed a provision of this Agreement as though originally included herein. In the event that the provision invalidated is of such a nature that it cannot be so adjusted without materially and substantially altering the rights and duties hereunder and fundamentally depriving one party of the benefit of the bargain (taken as a whole) contemplated by this Agreement, then the parties will seek to reform this Agreement through the process outlined in
Section 23.7 so as to restore as nearly as possible the parties' respective rights, duties and bargain. If for any reason, the process outlined in Section
23.7 is not completed within the timeframes set forth therein, either party may terminate this Agreement on thirty (30) days prior written notice to the other. Unless this Agreement is terminated as provided in the prior sentence, the remaining provisions of this Agreement shall remain in effect.

     23.5 Survival. The provisions of Sections 6, 9.6, 11, 12.1, 13, 14, 15, 17, 19, 22, 23.2, 23.3, 23.4, 23.5, 23.6, 23.7, 23.8 and 23.10 will survive the expiration or termination of this Agreement.

     23.6 Parties in Interest. Nothing in this Agreement, whether express or implied, shall (i) confer upon any person, other than the parties hereto and their respective heirs, representatives, agents, successors and permitted assigns, any benefits, rights or remedies; (ii) relieve or discharge the liability of any other party; or (iii) give any entity any right of subrogation against or action over either party. Nothing in this Agreement is intended to grant to either party any rights over and against the other in respect of any lawsuit or other proceeding brought under any state or federal credit reporting statute, libel, slander or other common law theories, except as explicitly set forth herein. Neither party will cross-complain against the other in any lawsuit brought by a third party without first giving the other party hereto thirty (30) days written notice.

     23.7 Dispute Resolution. If the parties should have any material dispute arising out of or relating to this Agreement or the parties respective rights and duties hereunder, then the parties shall resolve such dispute in the following manner:

          (a) Notice. Either party may at any time deliver to the other a written dispute notice setting forth a brief description of the issue for which such notice initiates the dispute resolution mechanism contemplated by this Section.

          (b) Representatives Meet. During the sixty (60) day period following the delivery of the notice described in subsection (a) above, appropriate representatives of both parties will meet and seek to resolve the disputed issue through negotiation.

          (c) Arbitration. If the representatives of the parties are unable to resolve the disputed issue through negotiation, then within the thirty (30) days after the period described in subsection (b) above, at the written request of either party, such dispute shall be referred to an arbitration in which each party shall participate in accordance with the Commercial Arbitration Rules of the American Arbitration Association except (i) there shall be one (1) arbitrator who is an attorney knowledgeable about the consumer credit reporting industry; (ii) all discovery shall be concluded within ninety (90) days of serving of the notice of arbitration; and (iii) the arbitration proceedings shall be held within one hundred eighty (180) days after serving of the notice of arbitration and payment of the expenses of the arbitration, including but not limited to the parties' legal fees and the arbitrator's fee, shall be assessed by the arbitrator based on the extent to which each party prevails. Arbitration proceedings shall be conducted in Orange County, California if the dispute was referred to arbitration at the written request of Affiliate, and in the county in which Affiliate's place of business is located (as identified in the first paragraph of this Agreement) if the dispute was referred to arbitration at the written request of Experian. The award of the arbitrator shall be binding, and judgment upon the award may be entered in any court having jurisdiction.

          (d) Exceptions. Notwithstanding the foregoing, Experian shall be entitled to pursue an action at law or in equity to prevent or terminate any breach of Section 17 (relating to Experian's Marks and Copyrights) and to seek injunctive relief or take such other action as it deems appropriate in the event that Affiliate breaches Section 12 (relating to Affiliate's failure to comply with applicable laws, rules, regulations, ordinances and Experian interpretations thereof) or Sections 15.2 or 19 (relating to publicity and confidentiality).

     23.8 Successors and Assigns. This Agreement shall be binding on the parties and to their respective legal successors and permitted assigns.

     23.9 Incorporation By Reference. The exhibits and schedules to this Agreement and Experian's written policies from time to time constitute an integral part of this Agreement and are hereby incorporated into this Agreement by this reference. In the event of any conflict or inconsistency between the language of this Agreement and the language of any exhibit or schedule to this Agreement or any such written policy, the language of this Agreement shall control.

     23.10 Applicable Law. This Agreement is deemed to be made and executed in the State of California and the laws and decisions of California (without regard to the choice of laws principles thereof) shall control the construction, interpretation, validity and enforcement of this Agreement, except to the extent that federal law or regulations may control.

     23.11 Contract in Entirety. This Agreement supersedes all prior agreements and all contemporaneous agreements not required or contemplated hereby, whether oral or written, and all representations, warranties, negotiations, undertakings and understandings of and between the parties with respect to the same subject and is the entire agreement of the parties with respect to the subject matter hereof. This Agreement may not be modified, supplemented or amended except by a writing signed by an authorized representative of each of the parties.

     23.12 Headings. The headings and captions in this Agreement are inserted only for purposes of reference and convenience and in no way define, limit, extend or otherwise affect the meaning or interpretation of this Agreement or the intent of any provisions hereof.

     23.13 Counterparts. This Agreement may be executed in one or more counterparts, simultaneously or separately. Each counterpart shall be deemed to be an original for all purposes and all counterparts shall constitute one and the same instrument.

                               [Signatures follow]

     IN WITNESS WHEREOF, the parties hereto, each acting with proper authority, have duly executed this Agreement as of the Effective Date first set forth above.

Experian Inc.                                                 FACTUAL DATA CORP.
By and Through Its                                            Name of Affiliate
Consumer Information Services Division


By: /s/  Terry L. McComas                    By:    /s/ J. H. Donnan
    -------------------------                       --------------------
    Signature                                       Signature

Name: Terry L. McComas                     Name:  /s  J.H. Donnan
      -----------------------                     -----------------
      Type or Print                               Type or Print

Title: Sr. Vice President                 Title:  Chief Executive Officer
      -----------------------                     -----------------------
       Type or Print                              Type or Print

                                    EXHIBIT A

SERVICES

         Inquiry Responses (Base Credit Profile Report)

         Ancillary Services
         FACS Hit
         FACS Inquiry
         Direct Check
         Risk Models
         Profile Summary
         FICO Score
         Experian Score
         Collect Score
         Custom Risk
         Recovery Score
         Credit Trends
         Bundled Products
         ----------------
            Profile Analysis
            Expert Analysis
            Risk Analysis
            Premier Analysis

         Demographics
         ------------
           Drivers License
           Telephone
           Geo Code
           Homeowner
           New Consumer Identifier

         Additional Services
         Social Search
         Employment Insight
         Collection Report
         Connect Check
         Connect Check Plus
         Skip Locator
         Address Update
         ID Profile
         Prescreen
         Quest
         Easy Prescreen
         Signal
         Extract
         Credit Scoring/Modeling
         Historical Validation

         Direct Marketing
         List Sales/ List Hygiene
         Computer Services

                                 Exhibit A - 1

                                    EXHIBIT B

ITEM 1 AFFILIATE SYSTEM FEES                                                               PRICE
----------------------------                                                             -----------
                                            Revenue Transfer Fee (3.1.1) Note:Fee        $187,506.00
                                            Base is adjusted as follows:
                                            Year 1                                       $137,506.00
                                            Year 2                                       $137,506.00
                                            Year 3                                       $227,839.33
                                            Year 4                                       $229,856.00
                                            Year 5                                       $231,872.67

                                            Inquiry Response Fee (5.1) Note: See         $      0.60
                                            Section 5.1 for special provision.
                                            Inquiry Response Fee Surcharge (5.1)         $      0.75
                                            Consumer Relations Inquiry Fee               $      0.00
                                            Network/Communications/Equip. (5.4)          $       TBD
                                            Other Charges (5.5)                          $      0.00
                                            Administrative Allowance (5.6)


ITEM 2 ANCILLARY SERVICE FEES (5.2.2)       FACS Hit                                     $      0.47
-------------------------------------
                                            FACS Inquiry                                 $      0.09
                                            Direct Check                                 $      0.14
                                            Profile Summary                              $      0.08
                                            FICO Score                                   $      0.18
                                            Experian Score                               $      0.13
                                            Collect Score                                $      0.40
                                            Custom Risk                                  $      0.13
                                            Recovery Score                               $      0.13
                                            Credit Trends                                $      0.25
                                            Bundled Products:
                                            -----------------
                                              Profile Analysis                           $      0.19
                                              Expert Analysis                            $      0.28
                                              Risk Analysis                              $      0.27
                                              Premier Analysis                           $      0.41
                                            Demographics:
                                            -------------
                                              Drivers License                            $      0.09
                                              Telephone                                  $      0.09
                                              Geo Code                                   $      0.03
                                              Homeowner                                  $      0.04
                                              Bundled                                    $      0.09
                                              New Consumer Identifier                    $      0.16


ITEM 3 ADDITIONAL SERVICE FEES (3.7)
------------------------------------
                                            Social Search                                $      0.50
                                            Employment Insight                           $      1.90
                                            Collection Report                            $      0.55
                                            Collection Report (subscriber outside        $      1.00
                                            Connect Check                                $      0.65
                                            Connect Check Plus                           $      1.00
                                            Skip Locator                                 $      0.70
                                            Address Update                               $      0.60
                                            ID Profile                                   $      0.50


                                 Exhibit B - 1


ITEM 4 AFFILIATE CROSS ACCESS FEES(5.7)                                                    PRICE
---------------------------------------                                                  -----------
                                            Standard Cross Access Fee                    $      0.55
                                            Affiliate to Affiliate Admin Fee             $      0.05
                                            Reseller Cross Access Fee                    $      1.40
                                            Collection Report                            $      0.30
                                            Consumer Direct Cross Access Fee             $      1.20


ITEM 5 CROSS MARKETING FEES (5.8)
---------------------------------
                                            Cross Marketing Fee                          $      1.75





ITEM 6 AFFILIATE ROYALTIES (5.12/18.2)
--------------------------------------
                                            National Accounts (18.2)                     $      0.05
                                            Prescreen/Quest (5.12)                            0.0005

ITEM 7 EXPERIAN CROSS ACCESS (8.1)
----------------------------------
                                            Cross Access Fee                             $      0.10
                                            Reseller Fee                                 $      0.10
                                            ADP                                          $      1.75
                                            Suburban Propane                             $      1.50
                                            Consumer Direct Cross Access Fee             $      0.10

ITEM 8 BASE INQUIRY VOLUME (3.1.3/3.1.4)
---------------------------------------
                                            Inquiry Response Volume                        1,232,888



                                 Exhibit B - 2

                                    EXHIBIT C

                     PREAMBLE: BCOA           NAME: COLORADO

                        ZIP RANGES ZIP RANGES ZIP RANGES

              80001 - 80019   80021 - 80024   80133 - 80300
              80028 - 80115   80120 - 80131   80439 - 80439
              80305 - 80320   80401 - 80419   80601 - 80601
              80000 - 80000   80116 - 80119   80321 - 80400
              80420 - 80436   80438 - 80438   80440 - 80454
              80456 - 80465   80467 - 80470   80472 - 80480
              80482 - 80500   80503 - 80509   80511 - 80511
              80518 - 80519   80527 - 80529   80531 - 80531
              80552 - 80600   80602 - 80609   80613 - 80614
              80616 - 80619   80626 - 80630   80635 - 80638
              80640 - 80640   80655 - 80700   80702 - 80719
              80724 - 80725   80748 - 80748   80752 - 80753
              80756 - 80756   80760 - 80800   80802 - 80811
              80813 - 80821   80823 - 80823   80825 - 81500
              81502 - 81519   81522 - 81525   81527 - 81699
              80020 - 80020   80025 - 80027   80132 - 80132
              80301 - 80304   80437 - 80437   80455 - 80455
              80466 - 80466   80471 - 80471   80481 - 80481
              80501 - 80502   80510 - 80510   80512 - 80517
              80520 - 80526   80530 - 80530   80532 - 80551
              80610 - 80612   80615 - 80615   80620 - 80625
              80631 - 80634   80639 - 80639   80641 - 80654
              80701 - 80701   80720 - 80723   80726 - 80747
              80749 - 80751   80754 - 80755   80757 - 80759
              80801 - 80801   80812 - 80812   80822 - 80822
              80824 - 80824   81501 - 81501   81520 - 81520
              81521 - 81521   81526 - 81526





                                 Exhibit C - 1

                                     ANNEX A

                            IRSG TERMS AND CONDITIONS

     WHEREAS, certain non-permissible purpose, identification-only products available to Affiliate through Experian constitute individual reference products under the IRSG Principles ("Reference Products"); and

     WHEREAS, it is in the best interests of both Affiliate and Experian to implement the IRSG Principles and Affiliate and Experian mutually desire to amend the Agreement in order to implement the IRSG Principles as set forth herein;

     NOW, THEREFORE, in consideration of the foregoing and subject to the terms and conditions set forth herein, the parties hereto mutually agree as follows:

     1.  Affiliate   shall  comply  with  and  implement  all  applicable   IRSG
Principles, in the manner set forth herein.

     2. Affiliate acknowledges receipt of Experian's description of its information collection policies and procedures. If Affiliate utilizes information from other sources, Affiliate shall acquire such information from sources known as reputable in the government and private sectors and shall employ reasonable measures to understand each information source's data collection practices and policies before accepting information from that source.

     3. When contacted by an individual or its subscribers concerning an alleged inaccuracy about an individual, or a request for name removal, Affiliate shall disclose to the individual or subscriber, if the source is Experian, that Experian is the source of the information and where the request may be directed.

     4. Affiliate shall provide information to its subscribers strictly in compliance with Principle V of the IRSG Principles. Without limitation of the foregoing, Affiliate shall conduct a reasonable investigation of its subscribers and potential subscribers and such subscribers' intended uses of the Reference Products. Affiliate's investigation will include at a minimum all of the actions listed on the "IRSG End User Qualification Requirements" form, a copy of which is attached hereto, before giving a subscriber access to the Reference Products. Affiliate shall also require subscribers desiring access to any Reference Products designated by Experian as coming under Section V.A. or V.B. of the IRSG Principles to state their appropriate uses of the Reference Products, and shall provide the Reference Products only to those subscribers whose uses meet the requirements set forth in the "Appropriate Use Parameters" form, a copy of which is attached hereto. Experian shall have the right to revise any end user qualification requirements and appropriate use parameters, and Affiliate shall comply with such revised policies on thirty (30) days written notice of such change. Affiliate agrees to provide to Experian upon request all materials and information relating to its investigations of its subscribers and such subscriber's proposed uses of the Reference Products. Affiliate shall present any proposed use of Reference Products or type of subscriber not included in the Appropriate Use Parameters form to Experian for approval of such subscriber or use prior to granting access to the Reference Products. Experian may withhold such approval in its sole discretion.

                                  Annex A - 1

     Affiliate shall not make any Reference Product available directly or indirectly for general distribution as contemplated under Item V.C. of the IRSG Principles.

     Affiliate shall be responsible for removing or blocking any data contained in Reference Product to which it may have access, the dissemination of which to a given subscriber is prohibited in any way by this Addendum or Principle V of the IRSG Principles.

     5. Affiliate will enter into written agreements executed by each of Affiliate's subscribers requiring compliance by such subscribers with the applicable terms and conditions of Principle V of the IRSG Principles and this Addendum. Affiliate will monitor its subscribers on an ongoing basis to assure the continued compliance with the applicable requirements of this Addendum and Principle V of the IRSG Principles and will discontinue the Services to any subscriber who is not in compliance (after a reasonable opportunity to cure such noncompliance for a period of not more than thirty (30) days). Upon request, Affiliate shall provide to Experian a description of all measures and mechanisms implemented by Affiliate to assure that qualified subscribers use the Reference Products in accordance with this Addendum and applicable requirements of Principle V of the IRSG Principles and shall remedy any and all subscriber abuses of information using such measures and mechanisms. Affiliate will implement any measures or mechanisms reasonably requested by Experian from time to time in such regard.

     Affiliate will sell Reference Products for resale only to entities which have adopted or agreed to comply with the IRSG Principles and on terms and conditions consistent with this Addendum and the IRSG Principles.

     6. Affiliate shall maintain a record of the identity of its subscribers, the types of uses, and the terms and conditions agreed to by its subscribers for three (3) years after the termination of each of its subscribers' relationship with the Affiliate.

     7. Affiliate shall maintain complete and accurate books and records relating to its and its subscribers' compliance with this Addendum and Principle V of the IRSG Principles. Experian, or any representative it designates, will have the right to examine and copy or make extracts from all such books and records and any source documents used in preparation thereof, at any time during normal business hours, provided Experian gives Affiliate written notice at least three (3) business days prior to any such examination.

     8. In the event of a material breach of any term of this Addendum or Principle V of the IRSG Principles, Affiliate shall have thirty (30) days following written notice from Experian to cure breach. If such breach is not cured within thirty (30) days, unless written notice requesting an extension has been provided to Experian and Experian has approved such extension, Experian may terminate Affiliate's access to Reference Products.

     In addition, Experian may terminate access to Reference Products on fifteen
(15) days written notice to Affiliate in the event that Affiliate's use of any Reference Product is (a) the subject of material adverse consumer reaction related to consumer privacy issues, or (b) the subject of material litigation by any governmental agency.

                                  Annex A - 2

     9. Affiliate shall maintain facilities and systems to protect information from unauthorized access and access in excess of authorized levels in a manner reasonably acceptable to Experian. Such methods shall include (i) physical and electronic security, (ii) use of appropriate confidentiality agreements with, and supervision of, employees and contractors, and (iii) system review at appropriate intervals to assure that employees are complying with policies ("Security Measures"). Affiliate will, upon reasonable request, from time to time provide to Experian written description of its implementation of its Security Measures as they apply to the use of the Reference Products and will undertake any action reasonably requested by Experian necessary to improve its Security Measures.

     10. Affiliate shall have an information practices policy statement that describes what information it has, the source of such information, types of entities to whom it may be disclosed, types of uses to which it is put, procedures for the individual to opt-out, contact information, and how security of its information is handled, and shall make its policy statement available upon request. Consumers shall be notified about these practices in various ways such as: Web sites, advertisements, or company or industry-initiated educational efforts.

     11. Affiliate shall, upon request, inform an individual about the nature of Public Record and Publicly Available Information (each as defined in the IRSG Principles) that it makes available in its products and services and the sources of such information.

     12. Affiliate shall provide access to the services through which any Reference Product is disseminated to Experian at no charge for the purpose of verifying the Reference Product provided and Affiliate's compliance with this Addendum and Principle V of the IRSG Principles. Affiliate shall provide all software and other materials necessary for such access at no charge.

     13. All terms and conditions of the Agreement not specifically addressed in this Addendum shall remain unchanged and in full force and effect. The terms of this Addendum shall prevail in the event of any inconsistency between this Addendum and the Agreement relating to Reference Products. All terms not defined herein beginning with an initial capital letter shall have the meaning set forth in the Agreement. This Addendum and the Agreement set forth the entire understanding of the parties with respect to the subject matter hereof and supersede to the extent indicated all prior agreements, letters, covenants, arrangements, communications, representations and warranties, whether oral or written, by any employee, officer or representative of either party.


                                  Annex A - 3